Proterra Announces Appointment of Jan Hauser to Board of Directors

BURLINGAME, Calif – Proterra Inc (NASDAQ: PTRA), a leading innovator in commercial vehicle electrification technology, today announced the appointment of Jan Hauser to the company’s board of directors effective June 9, 2022.

An experienced director and global finance leader, Ms. Hauser is a retired partner of multi-national professional services firm PricewaterhouseCoopers (PwC) and recently served as Vice President and Chief Accounting Officer at GE from 2013 to 2018, where she led a team of more than 3,000 controllership professionals. During Ms. Hauser’s time with GE, she supported companies spanning multiple industries, from financial services to technology and digital transformation, aviation, healthcare and renewable energy, among others. Ms. Hauser currently serves on the boards of directors at Enfusion, Inc., a FinTech company, as well as Vonage Holdings Corp., a global leader in cloud communications. She is a licensed CPA and graduated Summa Cum Laude from the University of Wisconsin.

With Ms. Hauser’s appointment, five of Proterra’s ten directors are women. Women on Proterra’s Board serve in leadership positions, with women chairing each of the board’s standing committees and serving as the Lead Independent Director.

“Jan is an accomplished financial services leader whose broad skillset and talents will help us drive greater impact as we continue to scale and deliver best-in-class EV technology solutions to serve the commercial vehicle market,” said Jack Allen, Chairman of Proterra’s board of directors. “The diversity of our directors strengthens our company and we’re excited to welcome Jan’s unique leadership background to our board.”

“Proterra is transforming transportation with innovative EV technologies that are helping to clean our air and preserve our environment. I’m delighted to join Proterra’s board at this exciting moment in the company’s history and I look forward to working with the team as it continues to scale its impact and work,” said Ms. Hauser.

About Proterra

Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com
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